UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      July 1, 2015

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth below in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, certain wholly owned subsidiaries of the AdCare Health Systems Inc. (the "Company") have entered into certain sublease agreements, on varying dates, pursuant to which they would lease certain skilled nursing facilities of the Company to third-party operators. On July 1, 2015, a sublease agreement for one facility became effective and its operations were transferred. The facility for which the sublease agreement became effective on July 1, 2015 is as follows:

•	Glenvue H&R Nursing, LLC, a 134-bed skilled nursing facility located in Glennville, Georgia (the "Facility")

The above effective sublease agreement is in addition to certain other sublease agreements which became effective on April 1, 2015, May 1, 2015, and June 1, 2015. See the Company’s Current Reports on Form 8-K filed on April 7, 2015, May 6, 2015, and June 5, 2015 respectively, for a description of these other sublease agreements. On a cumulative basis, the Company has entered into sixteen sublease agreements ("Cumulative Subleases") which are currently effective and under which operations of the applicable facilities have transferred.
On July 1, 2015, a wholly-owned subsidiary (“Glenvue Sublessor”) of the Company entered into a sublease agreement ("Glenvue Agreement") pursuant to which Glenvue Sublessor leased the Facility to C.R. of Glenvue, LLC (the "Glenvue Sublessee") commencing on July 1, 2015. The Glenvue Agreement is structured as triple net lease wherein the Glenvue Sublessee is responsible for the day-to-day operation, ongoing maintenance, taxes and insurance for the duration of the sublease. The initial term of the Glenvue Agreement will expire on June 30, 2020 and has a five year renewal option. The annual cash rent under the sublease agreement in the first year is $1.2 million, and the annual rent will escalate at $12,000 annually through the lease term. The Glenvue Agreement replaces an existing sublease agreement that was originally executed in November 2014.

The Glenvue Sublessee is part of an affiliated group of six additional entities for which the Company has entered into separate sublease agreements as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

In connection with the Glenvue Agreement, an affiliate of the Company and the Glenvue Sublessee also entered into an operations transfer agreement with respect to the applicable facility, containing customary terms and conditions relating to the transfer of operations of skilled nursing facilities.

Item 7.01	Regulation FD Disclosure

This Current Report on Form 8-K includes in Item 9.01 pro forma financial statements reflecting the commencement of certain subleases.

Item 8.01	Other Events

On June 30, 2015, the Board declared a cash dividend of $0.055 per share of common stock, payable on July 31, 2015 to shareholders of record as of July 15, 2015.
On July 1, 2015, the Company completed the sale of its Bentonville, Arkansas skilled nursing facility consisting of 95 licensed beds for $3.4 million net of customary closing and certain real property apportionments. Net proceeds were used to repay certain mortgage indebtedness.
On June 30, 2015, the Company entered into prepayment agreements with Anthony Cantone and an affiliate of Mr. Cantone in connection with the Company's 8% Subordinated Convertible Notes due July 31, 2015 issued to them with an aggregate original principal amount of $6,365,000 (the "Cantone Notes"). In connection herewith, the Company made principal prepayments in aggregate of $1,518,000 with respect to the Cantone Notes. On August 21, 2014, Mr. Cantone and certain of his affiliates filed a Schedule 13G/A with the Securities and Exchange Commission reporting ownership in excess of 5% of the Company’s common stock. For a description of certain transactions with Mr. Cantone and his affiliates, see Item 13, Certain Relationships and Related Party Transactions, and Director Independence –Related Party Transactions – Cantone, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which description is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(b)
Pro Forma Financial Information. Unaudited pro forma condensed consolidated financial statements of the Company to give effect to the Cumulative Subleases filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2015

•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2015

•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2014

(d)    Exhibits

99.1
Unaudited Pro Forma Condensed Consolidated Financial Statements of AdCare Health Systems, Inc. as of March 31, 2015, for the three months ended March 31, 2015, and for the year ended December 31, 2014.

99.2	Sublease Agreement, dated July 1, 2015 by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2015	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of AdCare Health Systems, Inc. as of March 31, 2015, for the three months ended March 31, 2015, and for the year ended December 31, 2015

99.2	Sublease Agreement, dated July 1, 2015 by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC